Exhibit 99.1

Dex Media Announces Quarterly Dividend

DENVER – December 15, 2004 – Dex Media, Inc. (NYSE: DEX), the leading publisher of print and online directories across its 14-state region, announced today that its Board of Directors declared on December 14, 2004, a quarterly cash dividend of $0.09 per common share, payable January 31, 2005, to shareholders of record as of January 3, 2005.

“We are confident in our ability to grow shareholder value through a consistent quarterly dividend and capital appreciation,” said George Burnett, president and CEO of Dex Media. “Our goal is to continue to generate strong free cash flow, which will enable us to make prudent investments in the business, retire debt as planned and provide a total return to our shareholders.”

About Dex Media, Inc.

Dex Media, Inc. is the exclusive publisher of the official White and Yellow Pages in print, Internet and CD-ROM formats for directories for Qwest Communications International Inc. The company publishes 259 directories in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. The company’s leading Internet based directory, DexOnline.com, is the most used Internet Yellow Pages in the states Dex Media serves, according to market research firm comScore. In 2003, after giving effect to the acquisition of Dex Media West, LLC, Dex Media, Inc. generated revenues of approximately $1.6 billion.

Safe Harbor for Forward-Looking and Cautionary Statements

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements. The following factors, among others, could affect future results: continuing weakness in the U.S. economy; increased competitive pressure from other directory publishers or media companies; changes in interest rates or a reduction in Dex Media’s cash flow that could impair Dex Media’s ability to service its debt obligations; Dex Media’s high level of indebtedness; and risks related to the start-up of new print or Internet directories and media services.

Other factors that could materially affect actual results can be found in Dex Media’s filings with the Securities and Exchange Commission. Many of these factors are beyond the company’s ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this press release. Dex Media undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Media Contact:	Investor Contact:
Pat Nichols	Brooke Martellaro
303-784-1555	866-545-2900
pat.nichols@dexmedia.com	brooke.martellaro@dexmedia.com